Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

NORTHERN TIER ANNOUNCES UNPLANNED MAINTENANCE
ON THE SAINT PAUL PARK REFINERY NO. 2 CRUDE UNIT

Tempe, Ariz., - Sept. 17, 2015 - /Globe Newswire/ --Northern Tier Energy LP (NYSE:NTI) (“Northern Tier”) today announced that the St. Paul Park refinery will be taking the No. 2 Crude Unit down for unplanned maintenance. As a result of this unplanned maintenance, Northern Tier expects crude oil throughput for the third quarter 2015 will average between 86,000 and 90,000 barrels per day.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. These forward-looking statements include statements about, among other things, future maintenance on the No. 2 Crude Unit and Northern Tier’s expected crude oil throughput for the third quarter 2015. These statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond Northern Tier’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.

About Northern Tier

Northern Tier Energy LP (NYSE: NTI) is an independent downstream energy company with refining, retail and logistics operations that serves the PADD II region of the United States. Northern Tier operates a 97,800 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 99 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and a bakery and commissary under the SuperMom's brand. Northern Tier is headquartered in Tempe, Arizona.

More information about Northern Tier is available at www.northerntier.com.